Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

QUORUM HEALTH CORPORATION

Quorum Health Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Quorum Health Corporation.

2. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on July 27, 2015 under the name of Quorum Health Corporation.

3. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation, was duly adopted by the board of directors and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4. Pursuant to Section 103(d) of the DGCL, this Amended and Restated Certificate of Incorporation shall become effective on the date of its filing with the Delaware Secretary of State.

5. The text of the Second Amended and Restated Certificate of Incorporation of the Corporation as further amended hereby is restated to read in its entirety as follows:

ARTICLE I

Name

The name of this corporation is Quorum Health Corporation (the “Corporation”).

ARTICLE II

Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

Capital Stock

A. The Corporation is authorized to issue one class of stock to be designated as “Common Stock.” The Corporation is authorized to issue a total of 1,000 shares of Common Stock. The Common Stock has a par value of $0.0001 per share. Each stockholder shall be entitled to one vote for each share of Common Stock held by such stockholder.

B. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

ARTICLE V

Limitation of Liability

To the fullest extent permitted under the law of the State of Delaware, including the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment to or repeal of this Article V shall not adversely affect any right or protection of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the DGCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation.

ARTICLE VI

Indemnification

To the fullest extent permitted by law, the Corporation is authorized to provide indemnification of and advancement of expenses to directors, officers and agents of the Corporation and any other persons to which applicable law permits the Corporation to provide indemnification through the Corporation’s by-laws, agreements with such agents or other persons, or a vote of the stockholders of the Corporation or disinterested directors in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE VII

Board of Directors

The management of the business and the conduct of the affairs of the Corporation is vested in its board of directors (the “Board”). The Board shall fix the number of directors that constitute the whole Board in the manner provided in the by-laws. The directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation so provide.

ARTICLE VIII

By-Laws

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, repeal, alter, amend or rescind the by-laws of the Corporation. In addition, the by-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of the capital stock of the Corporation entitled to vote thereon.

ARTICLE IX

Amendments

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

Severability

If any provision of this Second Amended and Restated Certificate of Incorporation is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully separable, and this Second Amended and Restated Certificate of Incorporation shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Second Amended and Restated Certificate of Incorporation shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision. Notwithstanding the foregoing, if any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, but only as applied to any person or entity or specific circumstance, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and the application of such provision to other persons or entities shall not in any way be affected or impaired thereby.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation of Quorum Health Corporation to be executed by a duly authorized office on the 7th day of July 2020.

QUORUM HEALTH CORPORATION,
a Delaware corporation

By:	/s/ Alfred Lumsdaine
Name:	Alfred Lumsdaine
Title:	President

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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